ARTICLES OF MERGER
                               OF
                   BETHURUM LABORATORIES, INC.
                     a Utah Corporation into
                   BETHURUM LABORATORIES, LTD.
      a British Virgin Island International Business Company

     Pursuant to the provisions of Sections 16-10a-1105 and 16-10a-1106 of the Utah Revised Business Corporation Act, Bethurum Laboratories, Inc., a Utah Corporation (hereafter the "Utah Corporation"), and Bethurum Laboratories, LTD., a British Virgin Island International Business Company (hereafter the "BVI Corporation" or "Surviving Corporation"), adopt the following Articles of Merger for the purpose of merging the Utah Corporation into the BVI
Corporation.   At the effective time of the merger (i) the Utah  Corporation will merge (the "Merger") into the BVI Corporation; and (ii) shares of the common stock of the Utah Corporation will be converted into shares of the BVI Corporation all upon the terms and conditions set forth herein.

     1. The laws of the British Virgin Islands and the State of Utah, the jurisdictions under which the BVI Corporation and the Utah Corporation are organized, permit the Merger.

     2. The BVI Corporation shall be surviving corporation. The name of the Surviving Corporation shall be BETHURUM LABORATORIES, LTD. and it is to be governed by the laws of the British Virgin Islands.

     3.   The Agreement and Plan of Merger between the parties is as follows:

          A. The Utah Corporation and the BVI Corporation have entered into an Agreement and Plan of Merger (the "Merger") pursuant to which the Utah corporation shall merge into the BVI Corporation and the two corporations shall be a single corporation, which shall be the BVI Corporation as the surviving corporation. The separate existence of the Utah Corporation shall cease except to the extent provided by the laws of the State of Utah applicable to a corporation after its merger into another corporation.

          B. The BVI Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the corporations.
               All property, real or personal, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the corporations shall not revert or be in any way impaired by reason of the Merger.

          C. The BVI Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the corporations. Any claim existing or action or proceeding pending by or against either of the corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the corporations shall be impaired by the Merger.

          D. The aggregate amount of the net assets of the corporations which was available for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

          E. The Articles of Association and Memorandum of Association of the BVI Corporation as existing and constituted immediately prior to the effective date of Merger shall be and constitute the Articles of Association and Memorandum of Association of the Surviving Corporation.

          F. The directors and officers of the Surviving Corporation shall, at the effective date be as follows:

          William A. Silvey, Jr.        President/Director
          W. Scott Thompson        Vice President/Secretary/Director

          G. Each share of the Utah Corporation shall be converted into one fully paid and non-assessable share of capital stock of the BVI Corporation. No fractional shares shall be issued in the merger and any fractional shares shall be rounded up to the next whole number. After the effective date of the Merger, each owner of an outstanding certificate or certificates theretofore representing shares of the Utah Corporation shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the number of shares of stock of the Surviving Corporation into which the shares of the Utah Corporation theretofore represented by the surrendered certificate or certificates shall have been converted as hereinbefore provided. Until so surrendered, each outstanding certificate which, prior to the effective date of the Merger, represented shares of the Utah Corporation shall be deemed, for all corporate purposes, to represent the ownership of the common stock of the Surviving Corporation on the basis hereinbefore provided.

          H. The effective date of the Merger shall be the date on which these Articles of Merger are filed in the office of the Division of Corporations, Department of Commerce, State of Utah and an applicable filing is made in the British Virgin Islands.

     4. As to each of the undersigned corporations, the designation and number of outstanding shares of each class entitled to vote as a class on the Agreement and Plan of Merger are as follows:

                        Voting        Number of
       Name of         Group       Shares           Votes Entitled
     Corporation         Designation    Outstanding       To Be Cast

    Utah Corporation     Common Stock      3,300,750         3,300,750
    BVI Corporation     Common Stock          100               100

     5. As to each of the undersigned corporations, the total number of shares voted for and against the Agreement and Plan of Merger, respectively and as to each class entitled to vote thereon, are as follows:

                      Voting
     Name of               Group               Total               Total
    Corporation         Designation         Voted For      Voted Against

    Utah Corporation   Common Stock       2,726,350             -0-
    BVI  Corporation   Common Stock          100                -0-

     6. The Surviving Corporation, hereby authorizes service of process on it by registered or certified mail return receipt requested, in connection with any proceeding to enforce any obligations or rights of dissenting shareholders of the Utah Corporation or in connection with any proceeding based on a cause of action arising with respect to the Utah Corporation. Any such service of process mailed under this Section 6 shall be mailed to Bethurum Laboratories, LTD., c/o A. O. Headman, Jr., 525 East 100 South, Fifth Floor, Salt Lake City, Utah 84102.

     7. The BVI Corporation will promptly pay to the dissenting shareholders of the Utah Corporation the amount, if any, to which they are entitled to under the provisions of the Revised Business Corporation Act of the State of Utah with respect to the rights of dissenting shareholders.

Dated: November 10, 2000

Bethurum Laboratories, Ltd.             Bethurum Laboratories, Inc.
a British Virgin Islands International  a Utah corporation
Business Company


By: /s/ William A. Silvey, Jr.          By: /s/ William A. Silvey, Jr.
    William A. Silvey, Jr., President   William A. Silvey, Jr., President